Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Info:
Deirdre Skolfield, CFA
Investor Relations
SYNNEX Corporation
(510) 668-3715
deirdres@synnex.com

SYNNEX Corporation Reports Fiscal 2013 Third Quarter Results
Record Third Quarter Revenue and Solid Profitability
Fremont, Calif., - September 25, 2013 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal third quarter ended August 31, 2013.

	Q3 FY13	Q3 FY12	Net Change
Revenue ($M)	$2,734	$2,577	6.1%
Operating income ($M)	$63.5	$57.1	11.3%
Operating margin	2.32%	2.21%	11bp
Net income attributable to SYNNEX Corporation ($M) (1)	$46.6	$35.1	32.6%
Diluted EPS	$0.19	$0.93	-79.6%
Adjusted Diluted EPS (2)	$1.24	$0.93	33.3%
1. Q3 FY13 “Other income, net” includes a $12.3M pre-tax benefit from a class-action legal settlement
2. Q3 FY13 Adjusted Diluted EPS excludes one-time numerator adjustment resulting in $1.05 dilution for convertible senior notes settlement. A reconciliation of non-GAAP financial information to GAAP financial information is presented in the supplementary Information at the end of this release.

“I am pleased to report record sales and solid profitability for our fiscal third quarter,” stated Kevin Murai, President and Chief Executive Officer, SYNNEX Corporation. Murai continued, “Our Distribution segment posted strong sales growth and operating margin, and our GBS segment continued its trend of double-digit sales growth.”

Fiscal 2013 Third Quarter Highlights:

•
Distribution:  Revenue was $2.69 billion, an increase of 6.0% over the prior fiscal year quarter.  Adjusting for the translation effect of foreign currencies, primarily the yen, our distribution business on a constant dollar basis was up 8.8%. Distribution income before non-operating items, income taxes and noncontrolling interest was $61.8 million, or 2.30% of distribution revenue compared with $52.6 million, or 2.08% in the prior fiscal year quarter.

•
Global Business Services (GBS):  Revenue was $55.1 million, an increase of 10.7% over the prior fiscal year quarter. GBS income before non-operating items, income taxes and noncontrolling interest was $1.8 million, or 3.22% of GBS revenue compared with $4.6 million, or 9.21% in the prior fiscal year quarter. GBS results include $2.3 million in pre-tax charges primarily related to costs associated with our recently announced agreement to acquire IBM's CRM business.

•	Trailing fiscal four quarters ROIC was 9.7% for the fiscal third quarter of 2013, compared to 11.1% in the prior fiscal year quarter.

•	The cash conversion cycle was 41 days, unchanged from the prior fiscal year quarter.

•	The debt to capitalization ratio was 15%.

•	Depreciation and amortization were $4.1 million and $2.0 million, respectively.

•
The Company settled its $144 million 4% convertible senior notes for $219 million in cash during the fiscal third quarter of 2013 in accordance with the settlement provisions of the indenture. Due to the Company's decision to settle the convertible senior notes in cash, the difference in the estimated value of the conversion premium from the fiscal second quarter to the date of settlement represented an adjustment to equity and a numerator adjustment for diluted EPS, resulting in a one-time dilutive effect of $1.05 to diluted EPS.

Fiscal 2013 Fourth Quarter Outlook:
The following statements are based on the Company's current expectations for the fiscal 2013 fourth quarter. These statements are forward-looking and actual results may differ materially.

•	Revenue is expected to be in the range of $2.925 billion to $3.025 billion.

•	Net income is expected to be in the range of $43.0 million to $44.4 million.

•	Diluted EPS is expected to be in the range of $1.14 to $1.18.

•	This outlook excludes one-time charges and integration costs.

Recent Acquisition Announcement:
On September 10, 2013 the Company announced an agreement to acquire IBM's $1.2 billion+ customer relationship management business process outsourcing business for $505 million. As we announced previously, this acquisition is expected to initially close in the coming months, at which point additional details will be provided.

Conference Call and Webcast
SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call will also be available via telephone by dialing (888) 469-3219 in North America or (630) 395-0205 outside North America. The passcode code for the call is “SNX.” A replay of the webcast will be available at http://ir.synnex.com approximately two hours after the conference call has concluded.

About SYNNEX
SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs approximately 14,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Use of Non-GAAP Financial Information
To supplement the financial results presented in accordance with GAAP, SYNNEX uses adjusted diluted earnings per share, which is a non-GAAP financial measure, to provide investors with an additional tool to evaluate operating results. Because this non-GAAP measure is not calculated in accordance with GAAP, it may not necessarily be comparable to a similarly titled measure employed by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable GAAP measure, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

SYNNEX management uses the non-GAAP financial measure internally to understand, manage and evaluate the business. SYNNEX management believes it is useful for the Company and investors to review, as applicable, both GAAP information, and the non-GAAP measure, which excludes information because of its one-time nature, in order to assess the performance of the Company's continuing businesses and for planning and forecasting in future periods. This non-GAAP measure is intended to provide investors with an understanding of the Company's operational results and trends that more readily enable investors to analyze SYNNEX' base financial and operating performance and to facilitate period-to-period comparisons and analysis of operational trends. The management of SYNNEX believes the non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. A reconciliation of the Company's non-GAAP financial information to GAAP is set forth in the following supplemental information table.

Safe Harbor Statement
Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding growth in our GBS segment, our revenue, operating margins, net income and earnings per share, timing of the closing and integration costs associated with the proposed acquisition of IBM's customer relationship management business process outsourcing business, the anticipated usefulness to our management, investors and analysts of our non-GAAP financial measure and the purposes of using the non-GAAP financial measure, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that the proposed IBM acquisition transaction will not close as anticipated or at all, the risk that the benefits from the proposed transaction may not be fully realized or may take longer to realize than expected or that the proposed transaction will not be accretive to SYNNEX' operating results; our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain or maintain market share; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; risks associated with our anti-dilution share repurchase program; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended May 31, 2013 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2013 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, CONCENTRIX and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX, the SYNNEX Logo and CONCENTRIX Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation
Consolidated Balance Sheets
(currency in thousands)
(unaudited)

	August 31, 2013	November 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$139,363	$163,699
Short-term investments	14,525	15,933
Accounts receivable, net	1,307,209	1,401,087
Receivable from affiliates	215	285
Inventories	1,012,055	923,340
Current deferred tax assets	22,577	23,390
Other current assets	65,714	52,727
Total current assets	2,561,658	2,580,461
Property and equipment, net	124,128	122,923
Goodwill	188,140	189,088
Intangible assets, net	26,109	29,049
Deferred tax assets	10,042	619
Other assets	40,073	41,122
Total assets	$2,950,150	$2,963,262
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$165,072	$52,698
Convertible debt	—	141,436
Accounts payable	1,106,576	1,111,833
Accrued liabilities	174,949	181,270
Income taxes payable	12,444	7,470
Total current liabilities	1,459,041	1,494,707
Long-term borrowings	68,232	81,152
Long-term liabilities	53,065	58,783
Deferred tax liabilities	3,169	9,265
Total liabilities	1,583,507	1,643,907
SYNNEX Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	37	37
Additional paid-in capital	279,196	324,292
Treasury stock	(23,703)	(21,611)
Accumulated other comprehensive income	19,059	35,405
Retained earnings	1,091,649	980,900
Total SYNNEX Corporation stockholders’ equity	1,366,238	1,319,023
Noncontrolling interest	405	332
Total equity	1,366,643	1,319,355
Total liabilities and equity	$2,950,150	$2,963,262

SYNNEX Corporation
Consolidated Statements of Operations
(currency and share amounts in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2013	August 31, 2012	August 31, 2013	August 31, 2012
Revenue	$2,733,913	$2,576,948	$7,786,113	$7,520,441
Cost of revenue	(2,569,633)	(2,425,019)	(7,310,956)	(7,042,804)
Gross profit	164,280	151,929	475,157	477,637
Selling, general and administrative expenses	(100,781)	(94,878)	(303,754)	(297,277)
Income before non-operating items, income taxes and noncontrolling interest	63,499	57,051	171,403	180,360
Interest expense and finance charges, net	(2,983)	(5,809)	(13,339)	(17,363)
Other income, net	12,159	890	13,948	2,607
Income before income taxes and noncontrolling interest	72,675	52,132	172,012	165,604
Provision for income taxes	(26,042)	(17,306)	(61,196)	(56,794)
Net income	46,633	34,826	110,816	108,810
Net (income) loss attributable to noncontrolling interest	(22)	313	(67)	(1,074)
Net income attributable to SYNNEX Corporation	$46,611	$35,139	$110,749	$107,736
Earnings per share attributable to SYNNEX Corporation:
Basic	$1.26	$0.96	$3.01	$2.95
Diluted	$0.19	$0.93	$1.97	$2.84
Weighted-average common shares outstanding:
Basic	36,965	36,700	36,805	36,537
Diluted	37,559	37,917	37,820	37,966

Reconciliation of non-GAAP to GAAP diluted earnings per share

	Three months ended	Nine months ended
	August 31, 2013	August 31, 2013
Net income attributable to SYNNEX Corporation	$46,611	$110,749
Less: impact of conversion premium *	(39,474)	(36,409)
Net income for diluted earnings per share calculation	$7,137	$74,340

Weighted average common shares outstanding- diluted	37,559	37,820

Adjusted diluted earnings per share attributable to SYNNEX Corporation	$1.24	$2.93
Less: impact of conversion premium	(1.05)	(0.96)

GAAP - diluted earnings per share attributable to SYNNEX Corporation	$0.19	$1.97

* For the three months ended August 31, 2013 the impact of conversion premium is the difference between the estimated conversion premium as of May 31, 2013 and the final conversion premium settlement amount

* For the nine months ended August 31, 2013 the impact of conversion premium is the difference between the estimated conversion premium as of April 2013 and the final conversion premium settlement amount

** No adjustments were needed to prior year diluted earnings per share